EXHIBIT 5.1
Bass, Berry & Sims plc
Attorneys at Law

A PROFESSIONAL LIMITED LIABILITY COMPANY
The Tower at Peabody Place, 100 Peabody Place, Suite 900
Memphis, Tennessee 38103-3672
(901) 543-5900
May 17, 2007
J. Alexander’s Corporation
P. O. Box 24300
West End Avenue, Suite 260
Nashville, Tennessee 37203
     Re:       Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the Company’s Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”) filed with the Securities and Exchange Commission covering an additional 300,000 shares of Common Stock, $0.05 par value per share, together with associated rights to purchase Class A Junior Preferred Stock, no par value, available for grant under the 2004 Plan.
     In so acting, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     Based on the foregoing, we are of the opinion that the Common Stock, when issued pursuant to and in accordance with the 2004 Plan, will be validly issued, fully paid and non-assessable.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Bass, Berry & Sims PLC

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